Nancy  Stern
     602/754-4090

     Walter  Rogers
     602/754-2386



               DIAL ANNOUNCES $75 MILLION STOCK REPURCHASE PROGRAM
                         AND DECLARES QUARTERLY DIVIDEND


SCOTTSDALE, ARIZ., AUGUST 7, 1998 - The Dial Corporation (NYSE:DL) announced today that its Board of Directors has authorized the Company to repurchase up to $75 million of its Common Stock. The Common Stock may be purchased by the Company from time to time in open market or privately negotiated transactions. The repurchase program will begin on or about August 17, 1998, and is expected to be completed over the next twelve months. The extent to which the Company repurchases its shares and the timing of such purchases will depend upon market conditions and other corporate considerations. Any repurchased shares are expected to be used under employee benefit and stock option programs and for other general corporate purposes.
     The Board of Directors also announced today that it had declared a quarterly dividend of $.08 per share on the Company's Common Stock. The dividend is payable October 5, 1998, to stockholders of record at the close of business  on  September  15,  1998.
     The Dial Corporation, headquartered in Scottsdale, Arizona, is one of America's leading manufacturers and marketers of consumer products including Dial soaps, Purex laundry detergents, Renuzit air fresheners, Armour canned meats and Freeman personal care products. Dial products have been in the American marketplace for more than 100 years.
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